Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER ENDED

MARCH 31, 2004

ATLANTIC CITY, May 4, 2004 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today reported its operating results for the first quarter ended March 31, 2004.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the first quarter was $5.2 million as compared to $5.2 million in the year-earlier quarter.

Income from operations for the quarter was $1.8 million compared to $2.4 million in the first quarter of 2003. The year to year decline in income from operations was due to increased depreciation expense.

Gaming revenues for the quarter were $55.2 million, compared to $56.0 million for the comparable 2003 quarter. Net revenues for the quarter were $51.2 million, compared to $52.3 million in the prior year.

Gaming and net revenues for the first quarter of 2004 declined from 2003 levels as a result of the increased competition in Atlantic City with the opening of the Borgata in July 2003 and the ongoing impact of Resorts’ hotel expansion project. Management focused on controlling operating costs during the quarter and as a result was able to maintain a level EBITDA year over year.

“We were pleased with our first quarter results. We were at the lowest point in terms of gaming units with the number of slot machines down 7% from the prior year as well as having the most disruption in terms of access to the property as a result of our hotel expansion project. Management focused on controlling operating costs while beginning to expand certain of its marketing efforts in light of the upcoming opening of our expanded hotel and casino” stated Nicholas L. Ribis, Vice Chairman. “With regards to the hotel expansion project, we are looking forward to the opening of the expanded facility this June and our efforts continue to be focused on positioning ourselves for the opening.”

In the first quarter, Resorts incurred a net loss of $1.6 million versus a net loss of $2.1 million in the comparable 2003 quarter.

Development of Resorts’ new hotel tower commenced in the summer of 2002. To make room for the new tower, in September 2002 Resorts closed and subsequently demolished its existing 166-room Atlantic City Tower together with a simulcast facility, which was relocated, and slot parlor located at the foot of the old tower. The opening of the new tower and expanded casino is currently scheduled for June 2004. The project, when completed and upon approval of the New Jersey Casino Control Commission, will add approximately 400 rooms, 840 slot machines and 11 table games over present levels.

Management will conduct a conference call for holders of Resorts 11 1/2% First Mortgage Notes and investment analysts on Tuesday, May 4, 2004 at 4:00 p.m. EDT. At that time, management will review operating results, status of the construction of the new hotel tower, and other pertinent matters. Interested participants should call toll free 1-800-915-4836, ID: “Resorts Atlantic City 1st Quarter Conference Call”. A replay of the call will be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net loss is attached to this release.

Except for historical information contained herein, the disclosures in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended and are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Although Resorts believes the assumptions on which the forward-looking statements contained herein are based on are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by Resorts that Resorts’ objectives will be achieved. The forward-looking statements included herein are made as of the date of the press release, and Resorts assumes no obligation to update the forward-looking statements after the date hereof.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

	Three months ended March 31,
	2004	2003
Net revenues	$51,160	$52,317
Operating expenses	45,918	47,147
Depreciation and amortization	3,439	2,789

Income from operations	1,803	2,381

Interest income	169	407
Interest expense, net of capitalized interest	(3,798)	(5,207)
Other expense	(56)	(209)

Loss before income taxes	(1,882)	(2,628)

Credit for income taxes	243	546

Net loss	$(1,639)	$(2,082)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

Reconciliation of EBITDA to Net loss

	Three months ended March 31,
	2004	2003
Total net revenues	$51,160	$52,317
Operating expenses	45,918	47,147

EBITDA (a)	5,242	5,170
Depreciation and amortization	3,439	2,789

Income from operations	1,803	2,381

Interest income	169	407
Interest expense	(3,798)	(5,207)
Other expense	(56)	(209)
Credit for income taxes	243	546

Net loss	$(1,639)	$(2,082)

(a)	EBITDA is income from operations before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$22,590	$28,417
Other current assets	15,760	13,738

Total current assets	38,350	42,155

Property and equipment, net	207,805	189,609
Other assets (including $33,500 and $50,358 of restricted cash and cash equivalents in 2004 and 2003, respectively)	53,336	70,922

Total assets	$299,491	$302,686

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$25,202	$26,783
Long-term debt, less current portion	183,306	183,281
Other long-term liabilities	5,591	5,591

Total liabilities	214,099	215,655

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	7,719	9,358

Total shareholder’s equity	85,392	87,031

Total liabilities and shareholder’s equity	$299,491	$302,686